Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: January 18, 2013

$____________

16% AMENDED AND RESTATED CONVERTIBLE NOTE
DUE October 29, 2013

THIS 16% AMENDED AND RESTATED CONVERTIBLE NOTE of Gulf United Energy, Inc., a Nevada corporation (“Maker”), is designated as its 16% Amended and Restated Convertible Note, due October 29, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Note”).

Each of Gulf United Energy de Colombia Ltd., a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of Maker (“BVI Colombia”), and Gulf United Energy de Cuenca Trujillo Ltd., a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of Maker (“BVI Peru”, together with BVI Colombia, the “BVI Subs”, and together with Maker, each a “Company” and collectively, the “Companies”), shall guarantee the obligations under this Note pursuant to a Guaranty.

FOR VALUE RECEIVED, Maker promises to pay to the order of __________, an individual, or his registered assigns, (the “Holder”), the principal sum of THREE HUNDRED FOURTEEN THOUSAND EIGHT HUNDRED FIFTY-NINE DOLLARS ($314,859) on October 29, 2013 (or such earlier date pursuant to Section 3(b) hereof, such date being the “Maturity Date”), and to pay accrued interest to the Holder upon the Maturity Date on the outstanding principal amount of this Note at the rate of 16% per annum, payable in cash.

This Note is subject to the terms and conditions set forth in the Purchase Agreement, as well as to the following additional provisions:

Section 1.                      This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration of transfer or exchange.

Section 2.                        This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.  Prior to due presentment to Maker for transfer of this Note, Maker and any agent of Maker may treat the Person in whose name this Note is duly registered on the Note register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither Maker nor any such agent shall be affected by notice to the contrary.

Section 3.                      Events of Default.

(a)           “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of the principal amount or the accrued interest of this Note or any other amount under any Transaction Document when the same shall become due and payable, either at the Maturity Date or by acceleration or otherwise; or

(ii)           any representation or warranty made by any Company herein, in the Purchase Agreement or in any other Transaction Document was incorrect in any material respect on or as of the date made; or

(iii)           any Company fails to observe or perform any other covenant or agreement contained in this Note or any covenant or agreement contained in any other Transaction Documents, and such failure remains unremedied for a period of ten (10) days after (A) written notice specifying such default has been given to the Companies by the Holder (such grace period to be applicable only in the event such default can be remedied by corrective action of such Company) or (B) any other officer of such Company obtains knowledge of such failure; or

(iv)           any Company commences, or there shall be commenced against any Company a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or any Company  commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Company or there is commenced against any Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or any Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Company  suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or any Company makes a general assignment for the benefit of creditors; or any Company fails to pay, or states that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any corporate or other action is taken by any Company or any subsidiary thereof for the purpose of effecting any of the foregoing; or

(v)           a default shall occur with respect to any indebtedness for borrowed money of any Company under any agreement to which such Company is a party (other than the Oil and Gas Contracts) and such default regarding such indebtedness shall exceed $150,000 and such default is not cured on or before the tenth (10th) day prior to the expiration of the period of grace, if any; or

(vi)           a default with respect to any contractual obligation of any Company under or pursuant to any contract, lease, or other agreement (other than any Oil and Gas Contract), to which such Company is a party and such default regarding such contractual obligation shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such Company’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $150,000 and such default is not cured on or before the tenth (10th) day prior to the expiration of the period of grace, if any; or

(vii)           a default (other than the defaults described in the Disclosure Documents) with respect to any contractual obligation of any Company under or pursuant to any Oil and Gas Contract and such default is not cured on or before the tenth (10th) day prior to the expiration of the period of grace, if any; or

(viii)           a default by any Company to make payment under any demand letter or other notice from any other Person (including any operator under any Oil and Gas Contract) on or before the tenth (10th) day before the due date taking into account any applicable period of grace, if any; or

(ix)           final judgment for the payment of money in excess of $150,000 shall be rendered against any Company and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed, vacated or bonded; or

(x)           the occurrence of a Trigger Event (as defined in the Purchase Agreement); or

(xi)           any Transaction Document fails to be in full force and effect or any Company contests or repudiates the full force and effect or validity thereof; or

(xii)           failure to comply with the requirements of Section 6.13 (Use of Proceeds) of the Purchase Agreement; or

(xiii)           failure to promptly, and in any event within two (2) Business Days after the Closing Date, pay in full the amounts owed regarding CPO-4 JOA as described on the Disclosure Document; or

(xiv)           the occurrence of a Material Adverse Effect, other than with respect to BVI Colombia’s current defaults, regarding Blocks SSJN-5 and VIM-2, as described on the Disclosure Document; or

(xv)           failure of BVI Colombia to settle its current defaults, regarding Blocks SSJN-5 and VIM-2, as described on the Disclosure Document, on or before the tenth (10th) day prior to the expiration of the cure periods, as described in the Disclosure Document, for an aggregate amount of liability solely to BVI Colombia of less than $2,000,000.

(b)           If any Event of Default occurs, the Administrative Agent, on behalf of the Holder, shall be entitled to exercise all rights and remedies set forth in the Transaction Documents.  In addition, commencing upon an Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  The Holder need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of the rights and remedies hereunder, under any other Transaction Document and as available to Holder under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 4.                      This Note is a direct obligation of Maker, and the obligation of Maker to repay this Note is absolute and unconditional.

Section 5.                      Interest on the amount advanced will accrue on this Note until the Maturity Date at the rate of sixteen percent (16%) per annum, and be payable on the Maturity Date. If any portion of this Note is outstanding on the Maturity Date, interest at the rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is lower, shall accrue on the outstanding principal of this Note from the Maturity Date to and including the date of payment by Maker.  All past due interest shall accrue on a daily basis and shall be payable in cash. The Holder may demand payment of all or any part of this Note, together with accrued interest, if any, and any other amounts due hereunder, as of the Maturity Date or any date thereafter.

Section 6.                      This Note shall be secured by the collateral described in the Pledge Agreements and is subject to the terms and conditions of the other Transaction Documents.

Section 7.                       Any payment made by Maker to the Holder, on account of this Note shall be applied in the following order of priority: (i) first, to any amounts for fees and expenses payable under any Transaction Document, (ii) second, to accrued interest, if any, through and including the date of payment, and (iv) then, to principal of the Note.

Section 8.                      The outstanding principal, together with all accrued and unpaid interest thereon, of the loan evidenced by this Note may be prepaid at any time at the sole discretion of Maker.

Section 9.                      Conversion Matters.

(a)           Holder shall have the right, but not the obligation (the “Conversion Right”), exercisable at any time prior to the payment in full of this Note, to convert all or part of the outstanding principal amount of this Note and accrued and unpaid interest thereon into shares of common stock of Maker (“Common Stock”), at the Conversion Price.  In lieu of issuing any fractional shares pursuant to this Section 9, Maker may elect to pay cash to Holder for such fractional share at the Conversion Price.

(b)           In the event of a New Financing, at the sole option of the Holder, the principal amount of this Note and accrued and unpaid interest outstanding at the time of the New Financing (the “Pay Off Amount”), shall be paid in full, in cash, by the Maker to the Holder.  Notwithstanding the foregoing, in the event of a New Financing consisting of an equity offering, whereby the offering price for each share of Common Stock (the “Offering Price”) is greater than the Conversion Price, then at the sole option of the Holder, the Maker shall (i) pay in cash an amount equal to the Pay Off Amount to the Holder; and (ii) issue to the Holder a number of shares of Common Stock equal to (a) the number of shares of Common Stock that would be issued to the Holder upon the conversion of the Pay Off Amount at the Conversion Price; minus (b) the number of shares of Common Stock that would be issued to the Holder upon the conversion of the Pay Off Amount at the Offering Price.  The Maker shall notify the Holder by written notice at the address for notice as set forth in Section 9.5 of the Purchase Agreement (the “Notice Address”) of the Holder of the existence of a New Financing no less than five (5) days prior to the consummation of such New Financing by the Maker.

(c)           Before Holder shall be entitled to exercise the Conversion Right or its conversion rights pursuant to subsection (c) above, as applicable, and convert the outstanding principal amount of this Note and accrued and unpaid interest thereon into shares of Common Stock, it shall (i) surrender this Note, duly endorsed, at Maker’s Notice Address; (ii) give written notice to Maker at Maker’s Notice Address, of the election to convert the same and shall state therein whether the conversion is in whole or in part and shall also state the name or names in which the certificate or certificates for shares of Common Stock are to be issued and, if applicable, the name or names in which the replacement note is to be issued. Maker shall, as soon as practicable thereafter, issue and deliver to Holder at Holder’s Notice Address a certificate or certificates for the number of shares of Common Stock to which Holder shall be entitled as aforesaid.  In the event this Note is converted with respect to a number of shares of Common Stock which is less than the full number of shares of Common Stock as to which this Note is convertible, a replacement note, convertible, in aggregate, for the number of shares of Common Stock underlying this Note, less the aggregate number of shares of Common Stock issued upon all conversions of this Note, shall be delivered to Holder at Holder’s Notice Address or, in the alternative at such address as directed by the Holder in Holder’s aforesaid notice to Maker.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d)           This Note is subject to additional mandatory conversion rights as set forth in Section 7 of the Intercreditor Agreement.

Section 10.                              This Note shall be governed by and interpreted in accordance with the laws of the State of Texas for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the state courts of the State of Texas located in Harris County and and the United States District Court for the Southern District of Texas in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non convenes, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, Maker shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Note.  Maker and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement or the Note.

Section 11.                               Any and all notices or other communications or deliveries to be provided by Maker or Holder shall be in writing and delivered as set forth in the Purchase Agreement.

Section 12.                                If this Note shall be mutilated, lost, stolen or destroyed, Maker shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a replacement Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to Maker.

Section 13.                                If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

Section 14.                                Assignment.  Holder may not sell, assign or otherwise transfer this Note or all or any part of the indebtedness hereunder (i) without the prior written consent of the Administrative Agent and the other Holders, such consents not to be unreasonably withheld, and (ii) unless such sale, assignment or transfer is made expressly subject to the terms and conditions of the Intercreditor Agreement.

Section 15.                                Usury Savings/Recapture.

(a)           If the effective rate of interest contracted for under this Note, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under this Note or any other Transaction Documents that are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by Holder hereunder shall bear interest at a rate which would make the effective rate of interest for the Holder under this Note equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts that were due at the Maximum Rate (the “Lost Interest”) has been recaptured by the Holder.

(b)           If, when the principal and interest outstanding under this Note are repaid in full, the Lost Interest has not been fully recaptured by the Holder pursuant to the preceding clause (a), then, to the extent permitted by law, for the loans made hereunder by the Holder the interest rates charged under this Note hereunder shall be retroactively increased such that the effective rate of interest under this Note was at the Maximum Rate since the effectiveness of this Note to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, Maker shall pay to Holder the amount of the Lost Interest remaining to be recaptured by Holder.

(c)           NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF HOLDER AND MAKER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY HOLDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION THAT CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT HOLDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE ADVANCES MADE HEREUNDER BY HOLDER OR BE REFUNDED TO MAKER.

Section 16.                                Controlling Agreement.  With respect solely to the relative rights and obligations of the Administrative Agent and the Holders, and not with respect to any right or obligation of the Companies under any Transaction Document, in the event of any conflict between the provisions of this Note and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control.

Section 17.                                Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

Section 18.                                Amended and Restated Note.  This Note combines, amends, restates and rearranges, but does not extinguish or novate, (i) that certain 16% Convertible Note dated October 29, 2012 due October 29, 2013 executed by Gulf United Energy, Inc. in favor of Holder in the face amount of $250,000, including all accrued and unpaid interest thereon, and (ii) that certain 16% Convertible Note dated on or about November  20, 2012 due October 29, 2013 executed by Gulf United Energy, Inc. in favor of Holder in the face amount of $50,000, including all accrued and unpaid interest thereon.

Section 19.                                Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Business Day” means a day, other than a Saturday or Sunday, on which banks in Houston, Texas are open for the general transaction of business.

“Conversion Price” means $0.00436 per share of Common Stock.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Purchase Agreement, dated October 29, 2012,  among the Companies, the Administrative Agent, the Holder hereunder, the other holders parties thereto, together with other holders that join such agreement pursuant to a Joinder Agreement, defined therein, as amended by that certain Amendment to Purchase Agreement and Other Transaction Documents, dated as of the date hereof, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, in accordance with its terms.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed by a duly authorized officer as of the date first above written.

GULF UNITED ENERGY, INC.

By:__________________________________________ John B. Connally III Chief Executive Officer

Signature Page to Amended and Restated Note (____________)